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                                                                      Exhibit 16



Securities and Exchange Commission                           May 23, 1997
Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for The WMF Group, Ltd. and Subsidiary (formerly WMF Holdings Ltd. and Subsidiaries) and, under the date of March 27, 1996, we reported on the consolidated financial statements of WMF Holdings Ltd. and Subsidiaries as of and for the years ended December 31, 1995 and 1994. In July 1996, we were replaced as the principal accountants. We have read The WMF Group, Ltd. statements included under Item 14 of its registration statement on Form 10, dated May 23, 1997, and we agree with such statements.

                                                Very truly yours



                                                KPMG PEAT MARWICK LLP